Exhibit 99.1

Contact:   Joseph C. Adams,
Chief Executive Officer
      Matthew D. Mullet,
Chief Financial Officer
                      (425) 771-5299
                      www.FSBWA.com

FS Bancorp, Inc. Reports Net Income for the Second Quarter of $2.8 million or $0.96 Per Diluted Share and Fourteenth Consecutive Quarterly Cash Dividend

MOUNTLAKE TERRACE, WA – July 27, 2016 - FS Bancorp, Inc. (NASDAQ: FSBW) (“FS Bancorp” or the “Company”), the holding company for 1st Security Bank of Washington (the “Bank”) today reported 2016 second quarter net income of $2.8 million, or $0.96 per diluted share, unchanged from the prior year net income of $2.8 million, or $0.93 per diluted share, for the same period.

“Strong loan growth in the second quarter resulted in the successful deployment of the liquidity received in connection with the purchase of four retail branch locations on the Olympic Peninsula (“Branch Acquisition”) in the first quarter,” stated Joe Adams, CEO of FS Bancorp.  “In addition to strong profitability, I am pleased to announce that our Board of Directors has approved our fourteenth quarterly cash dividend in the amount of $0.10 per share.”   The dividend will be paid on August 25, 2016, to shareholders of record as of August 11, 2016.

  2016 Second Quarter Highlights
  Net income increased to $2.8 million during the second quarter of 2016, compared to $1.7 million for the previous quarter, and was unchanged from the comparable quarter one year ago;
  Earnings per diluted share increased to $0.96 for the second quarter of 2016, compared to $0.55 for the preceding quarter in 2016, and $0.93 for the second quarter of 2015;
  Total gross loans increased $31.0 million, or 5.9%, to $560.6 million at June 30, 2016, compared to $529.5 million at March 31, 2016, and $440.0 million at June 30, 2015;
  Relationship-based transactional deposits (noninterest-bearing checking, interest-bearing checking, and escrow accounts) increased $1.0 million, or 0.5%, to $207.5 million at June 30, 2016, from $206.5 million at March 31, 2016, and increased from $100.5 million at June 30, 2015;
  The Company repurchased 94,000 shares in the second quarter of 2016 at an average share price of $25.00, and has repurchased 192,000 shares for the six months ended June 30, 2016 at an average share price of $24.78.
Balance Sheet and Credit Quality

Total assets decreased $21.5 million, or 2.7% during the quarter to $783.9 million at June 30, 2016, compared to $805.4 million at March 31, 2016, and increased $215.3 million, or 37.9% from $568.6 million at June 30, 2015.  The decrease in total assets from March 31, 2016 was primarily due to a decrease in interest-bearing deposits of $70.7 million, and a decrease in loans available-for-sale of $1.1 million, partially offset by an increase in loans

FS Bancorp Q2 Earnings
July 27, 2016

receivable, net of $29.9 million, securities available-for-sale of $17.3 million, and certificates of deposit at other financial institutions of $1.6 million.  The $215.3 million increase in total assets at June 30, 2016, compared to June 30, 2015, was primarily due to increases in loans receivable, net of $117.8 million, securities available-for-sale of $47.3 million, and loans held for sale of $22.7 million.

LOAN PORTFOLIO
(Dollars in thousands)	June 30, 2016		March 31, 2016		June 30, 2015
	Amount	Percent	Amount	Percent	Amount	Percent

REAL ESTATE LOANS
Commercial	$50,936	9.1%	$55,505	10.5%	$44,813	10.2%
Construction and development	76,601	13.7	76,381	14.4	63,624	14.5
Home equity	18,591	3.3	15,663	3.0	16,411	3.7
One-to-four-family (held for sale excluded)	115,450	20.6	106,141	20.0	67,143	15.2
Multi-family	34,176	6.1	30,718	5.8	22,851	5.2
Total real estate loans	295,754	52.8	284,408	53.7	214,842	48.8

CONSUMER LOANS
Indirect home improvement	102,246	18.2	101,895	19.2	101,791	23.1
Solar	33,364	5.9	31,585	6.0	24,713	5.6
Marine	28,128	5.0	26,254	5.0	20,572	4.7
Other consumer	1,998	0.4	2,105	0.4	2,455	0.6
Total consumer loans	165,736	29.5	161,839	30.6	149,531	34.0

COMMERCIAL BUSINESS LOANS
Commercial and industrial	64,413	11.5	54,242	10.2	55,847	12.7
Warehouse lending	34,659	6.2	29,030	5.5	19,748	4.5
Total commercial business loans	99,072	17.7	83,272	15.7	75,595	17.2
Total loans receivable, gross	560,562	100.0%	529,519	100.0%	439,968	100.0%

Allowance for loan losses	(8,951)		(8,327)		(6,927)
Deferred cost, fees, and discounts, net	(1,507)		(1,027)		(776)
Total loans receivable, net	$550,104		$520,165		$432,265

Loans receivable, net increased $29.9 million, or 5.8%, to $550.1 million at June 30, 2016, from $520.2 million at March 31, 2016, and increased $117.8 million, or 27.3%, from $432.3 million at June 30, 2015.  Total real estate loans increased $11.3 million quarter over quarter including an increase of $9.3 million in portfolio one-to-four-family loans, an increase of $3.5 million in multi-family loans converted from construction loans, and an increase of $2.9 million in home equity real estate loans, partially offset by a decrease of $4.6 million in commercial real estate loans.  Quarter over quarter changes in other loan categories include a $10.2 million increase in commercial and industrial loans, a $5.6 million increase in warehouse lending, and a $3.9 million increase in consumer loans.

One-to-four-family originations of loans held for sale including loans brokered to other institutions increased $73.9 million, or 53.6%, to $211.9 million during the quarter ended June 30, 2016, compared to $138.0 million for the preceding quarter, and $195.5 million for the same quarter one year ago.  The growth in originations was a result of increased purchase activity associated with seasonal home purchases in the Pacific Northwest and the continued low

FS Bancorp Q2 Earnings
July 27, 2016

interest rate environment in the first half of 2016.  The percentage of one-to-four-family mortgage loan originations for home purchases was 75.9% of second quarter volume versus 24.1% of second quarter volume for refinance activity.  This compares to 63.6% of first quarter volume to purchase a home versus 36.4% to refinance their home in the first quarter of 2016.  During the quarter ended June 30, 2016, the Company sold $193.4 million of one-to-four-family mortgage loans compared to $118.0 million in sales for the preceding quarter, and sales of $185.5 million for the quarter ended June 30, 2015.

The allowance for loan losses (“ALLL”) at June 30, 2016 was $9.0 million, or 1.6% of gross loans receivable, excluding loans held for sale, compared to $8.3 million, or 1.6% of gross loans receivable, excluding loans held for sale at March 31, 2016, and $6.9 million, or 1.6% of gross loans receivable, excluding loans held for sale at June 30,
2015.  Non-performing loans, consisting of non-accrual loans, increased slightly to $620,000 at June 30, 2016, from $570,000 at March 31, 2016, and decreased from $1.0 million at June 30, 2015.  Substandard loans decreased $73,000, or 2.3%, to $3.1 million at June 30, 2016, compared to $3.2 million at March 31, 2016, and decreased from $3.9 million at June 30, 2015.  The $719,000 decrease in substandard loans from one year ago was primarily associated with the removal of one commercial real estate loan and one one-to-four-family loan. The majority of loans reported as substandard are a result of the financial performance by the borrowers.  There was no other real estate owned (“OREO”) at June 30, 2016, one residential OREO of $320,000 at March 31, 2016 which sold during the second quarter for a $150,000 gain over book value, and no OREO at June 30, 2015.  At June 30, 2016, the Company had one restructured loan of $58,000 which was performing in accordance with its modified terms, compared to $206,000 at March 31, 2016, and $737,000 at June 30, 2015.

Total deposits decreased $30.6 million, or 4.4%, to $666.1 million at June 30, 2016, from $696.7 million at March 31, 2016, and increased $195.6 million, or 41.6%, from $470.5 million at June 30, 2015, primarily due to the Branch Acquisition.  Relationship-based transactional deposits increased $1.0 million to $207.5 million at June 30, 2016, from $206.5 million at March 31, 2016, and increased from $100.5 million at June 30, 2015.  Money market and savings accounts decreased $8.3 million, or 2.8%, to $282.8 million at June 30, 2016, from $291.1 million at March 31, 2016, and increased $94.7 million, or 50.3%, from $188.1 million at June 30, 2015.  Time deposits decreased $23.3 million, or 11.7%, to $175.8 million at June 30, 2016, from $199.1 million at March 31, 2016, and decreased $6.1 million, or 3.4%, from $181.9 million at the same period last year.  The deposit strategy in the second quarter of 2016 has been structured to runoff higher cost, non relationship-based deposits. Non-retail certificates of deposit which includes brokered certificates of deposit, online certificates of deposit, and public funds, decreased $6.3 million to $38.6 million at June 30, 2016, compared to $44.9 million at March 31, 2016, and decreased $14.6 million from $53.2 million at June 30, 2015.  Management remains focused on growth in lower cost relationship-based deposits.

FS Bancorp Q2 Earnings
July 27, 2016

DEPOSIT BREAKDOWN
(Dollars in thousands)
	June 30, 2016		March 31, 2016		June 30, 2015
	Amount	Percent	Amount	Percent	Amount	Percent
Noninterest-bearing checking	$145,304	21.8%	$150,314	21.6%	$64,866	13.8%
Interest-bearing checking	54,709	8.2	48,022	6.9	31,901	6.8
Savings	50,049	7.5	48,556	7.0	25,227	5.4
Money market	232,754	35.0	242,516	34.8	162,877	34.6
Certificates of deposit less than $100,000	72,014	10.8	77,557	11.1	63,229	13.4
Certificates of deposit of $100,000 through $250,000	76,971	11.6	90,164	12.9	84,534	18.0
Certificates of deposit of $250,000 and over	26,811	4.0	31,421	4.5	34,182	7.2
Escrow accounts related to mortgages serviced	7,504	1.1	8,129	1.2	3,692	0.8
Total	$666,116	100.0%	$696,679	100.0%	$470,508	100.0%

At June 30, 2016, we had total debt of $29.5 million consisting of borrowings of $19.7 million and a subordinated note, net of $9.8 million.  Borrowings increased $7.0 million, or 55.3%, to $19.7 million at June 30, 2016, from $12.7 million at March 31, 2016, due to the addition of Federal Home Loan Bank (“FHLB”) Fed Funds. The increased borrowings were used to fund held for sale loan production.

Total equity increased $927,000, or 1.2% to $76.1 million at June 30, 2016, from $75.1 million at March 31, 2016, and increased $5.2 million, or 7.3%, from $70.9 million at June 30, 2015.  The increase in equity from the first quarter of 2016 was predominately a result of net income of $2.8 million, and an increase of $398,000 in other comprehensive income (representing unrealized gains in our investment portfolio), primarily offset by common stock repurchases of $2.3 million.  The Company repurchased 94,000 shares of its common stock during the quarter ended June 30, 2016, at an average price per share of $25.00.  At June 30, 2016, 133,000 shares remained available for repurchase as authorized pursuant to our July 2015 stock repurchase plan.  Book value per common share was $26.73 at June 30, 2016, compared to $25.90 at March 31, 2016, and $23.80 at June 30, 2015.

The Bank is well capitalized under the minimum capital requirements established by the Federal Deposit Insurance Corporation with a total risk-based capital ratio of 14.0%, a Tier 1 leverage capital ratio of 10.1%, and a common equity Tier 1 (“CET1”) capital ratio of 12.8% at June 30, 2016.  At June 30, 2015, the total risk-based capital ratio was 13.6%, the Tier 1 leverage capital ratio was 10.9%, and the CET1 capital ratio was 12.3%.

The Company exceeded all regulatory capital requirements with a total risk-based capital ratio of 12.8%, a Tier 1 leverage capital ratio of 9.1%, and a CET1 ratio of 11.5% at June 30, 2016, compared to 15.6%, 12.6%, and 14.3% at June 30, 2015, respectively.

Operating Results

Net interest income increased $1.2 million, or 17.4%, to $8.1 million for the three months ended June 30, 2016, from $6.9 million for the three months ended June 30, 2015. Net interest income increased $2.8 million, or 20.9%, to $15.9 million for the six months ended June 30, 2016, from $13.2 million for the six months ended June 30, 2015.

FS Bancorp Q2 Earnings
July 27, 2016

The net interest margin ("NIM") decreased 80 basis points to 4.34% for the three months ended June 30, 2016, from 5.14% for the three months ended June 30, 2015, and decreased 86 basis points to 4.26% for the six months ended June 30, 2016, from 5.12% for the same period of the prior year.  The decreased NIM reflects increased balances in overnight cash balances invested at the overnight Fed Funds rate, and growth in lower yielding loan and investment assets.  As a percentage, consumer loans to total loans were 29.5% at June 30, 2016, compared to 34.0% at June 30, 2015, reflecting our loan diversification strategy.  The average cost of funds decreased 16 basis points to 0.57% for the three months ended June 30, 2016, from 0.73% for the three months ended June 30, 2015, and decreased 13 basis points to 0.60% for the six months ended June 30, 2016, from 0.73% for the six months ended June 30, 2015.  The decrease primarily reflects the growth in transactional non maturity deposits acquired through the Branch Acquisition and the decline in the percentage of higher cost certificates of deposit to total deposits over the last year.  Management remains focused on matching deposit duration with the duration of earning assets where appropriate.

The provision for loan losses was unchanged at $600,000 for both the three months ended June 30, 2016 and 2015. Net recoveries totaled $25,000 during the three months ended June 30, 2016, compared to net charge-offs of $78,000 during the three months ended June 30, 2015.  The provision for loan losses was also unchanged at $1.2 million for the six months ended June 30, 2016 and 2015.  Net charge-offs totaled $34,000 during the six months ended June 30, 2016, compared to $363,000 during the six months ended June 30, 2015.

Noninterest income increased $1.3 million, or 24.2%, to $6.6 million for the three months ended June 30, 2016, from $5.3 million for the three months ended June 30, 2015.  This increase was due to an $831,000 increase in gain on sale of loans, and a $393,000 increase in service charges and fee income.  Noninterest income increased $1.5 million, or 16.3%, to $10.9 million for the six months ended June 30, 2016, from $9.3 million for the six months ended June 30, 2015.  The increase during the period was primarily due to an $868,000 increase in gain on sale of loans, and a $666,000 increase in service charges and fee income.

Noninterest expense increased $2.3 million, or 32.3%, to $9.6 million for the three months ended June 30, 2016, from $7.3 million for the three months ended June 30, 2015.  The increase in noninterest expense was primarily a result of a $1.1 million, or 27.1% increase in salaries and benefits partially attributable to an increase in employees due to the Branch Acquisition, and also includes $606,000 of commissions and incentives for the loan production staff, as well as stock-based compensation associated with the equity incentive plan.  Most other expense categories also increased due to the Branch Acquisition including a $268,000, or 23.8% increase in operations costs, a $164,000, or 41.7% increase in data processing, a $154,000, or 33.8% increase in occupancy, and a $140,000 increase in amortization of the core deposit intangible.  Increases not associated with the Branch Acquisition include a $221,000, or 53.0% increase in loan costs, and a $214,000 increase in impairment of servicing rights, partially offset by a $150,000 gain on sale of OREO.

Noninterest expense increased $4.7 million, or 33.5%, to $18.5 million for the six months ended June 30, 2016, from $13.9 million for the six months ended June 30, 2015, primarily as a result of the Branch Acquisition including a $2.1 million, or 25.2% increase in salaries and benefits, a $680,000, or 32.5% increase in operations,  a $288,000, or 38.3% increase in data processing, a $287,000, or 32.2% increase in occupancy, and a $199,000, or 25.2% increase in professional fees.  We also incurred $389,000 in acquisition costs, and $241,000 in amortization of the core deposit intangible attributable to the Branch Acquisition during the six months ended June 30, 2016, as compared to none of these types of expenses in the same period last year.  Increases not associated with the Branch Acquisition include a $324,000, or 43.2% increase in loan costs, and a $214,000 increase in impairment of servicing rights, partially offset by a $150,000 gain on sale of OREO.

FS Bancorp Q2 Earnings
July 27, 2016

About FS Bancorp

FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank of Washington.  The Bank provides loan and deposit services to customers who are predominantly small and middle-market businesses and individuals in western Washington through its eleven branches and four loan production offices in various suburban communities in the greater Puget Sound area, and one loan production office in the market area of the Tri-Cities.  The Bank services home mortgage customers throughout Washington State with an emphasis in the Puget Sound and Tri-Cities home lending markets. The Bank acquired four retail bank branches from Bank of America (two in Clallam and two in Jefferson counties) on January 22, 2016, and the branches opened as 1st Security Bank branches on January 25, 2016.

Forward-Looking Statements

When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control.  Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include but are not limited to, the following: increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; our ability to execute our plans to grow our residential construction lending, our mortgage banking operations and our warehouse lending and the geographic expansion of our indirect home improvement lending; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations and our ability to realize related revenue synergies and expected cost savings and other benefits within the anticipated time frames or at all, including, in particular, our recent acquisition of four branches from Bank of America, NA; secondary market conditions for loans and our ability to sell loans in the secondary market; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission-which are available on our website at www.fsbwa.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that we make in this press release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2016 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, us and could negatively affect our operating and stock performance.

FS Bancorp Q2 Earnings
July 27, 2016

FS BANCORP, INC. AND SUBSIDIARY
 CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share amounts)
	June 30,	March 31,	June 30,
	2016	2016	2015
	Unaudited	Unaudited	Unaudited
ASSETS
Cash and due from banks	$5,263	$5,491	$2,114
Interest-bearing deposits at other financial institutions	9,629	80,355	4,170
Total cash and cash equivalents	14,892	85,846	6,284
Certificates of deposit at other financial institutions	14,010	12,420	7,518
Securities available-for-sale, at fair value	97,728	80,458	50,414
Loans held for sale, at fair value	63,696	64,784	41,039
Loans receivable, net	550,104	520,165	432,265
Accrued interest receivable	2,420	2,354	1,772
Premises and equipment, net	14,786	14,703	13,953
Federal Home Loan Bank (“FHLB”) stock, at cost	1,600	1,320	1,412
Other real estate owned (“OREO”)	—	320	—
Bank owned life insurance (“BOLI”)	9,911	9,841	6,650
Servicing rights, held at the lower of cost or fair value	6,751	6,104	4,569
Goodwill	2,312	2,412	—
Core deposit intangible, net	1,997	2,037	—
Other assets	3,713	2,619	2,713
TOTAL ASSETS	$783,920	$805,383	$568,589
LIABILITIES
Deposits:
Noninterest-bearing accounts	$152,808	$158,443	$68,558
Interest-bearing accounts	513,308	538,236	401,950
Total deposits	666,116	696,679	470,508
Borrowings	19,670	12,669	20,269
Subordinated note:
Principal amount	10,000	10,000	—
Unamortized debt issuance costs	(185)	(190)	—
Total subordinated note less unamortized debt issuance costs	9,815	9,810	—
Other liabilities	12,268	11,101	6,957
Total liabilities	707,869	730,259	497,734
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value; 5,000,000 shares
authorized; none issued or outstanding	—	—	—
Common stock, $0.01 par value; 45,000,000 shares
authorized; 3,056,107 shares issued and outstanding
at June 30, 2016, 3,149,296 at March 31, 2016,
and 3,240,620 at June 30, 2015	31	32	32
Additional paid-in capital	26,516	28,591	30,011
Retained earnings	50,160	47,622	42,592
Accumulated other comprehensive income (loss), net of tax	848	450	(24)
Unearned shares - Employee Stock Ownership Plan (“ESOP”)	(1,504)	(1,571)	(1,756)
Total stockholders’ equity	76,051	75,124	70,855
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$783,920	$805,383	$568,589

FS Bancorp Q2 Earnings
July 27, 2016

FS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	Unaudited	Unaudited	Unaudited	Unaudited

INTEREST INCOME
Loans receivable including fees	$8,452	$7,494	$16,773	$14,312
Interest and dividends on investment securities, cash and cash equivalents, and interest-bearing deposits at other financial institutions	636	281	1,213	545
Total interest and dividend income	9,088	7,775	17,986	14,857
INTEREST EXPENSE
Deposits	785	812	1,603	1,559
Borrowings	42	72	127	139
Subordinated note	169	—	341	—
Total interest expense	996	884	2,071	1,698
NET INTEREST INCOME	8,092	6,891	15,915	13,159
PROVISION FOR LOAN LOSSES	600	600	1,200	1,200
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,492	6,291	14,715	11,959
NONINTEREST INCOME
Service charges and fee income	893	500	1,590	924
Gain on sale of loans	5,437	4,606	8,801	7,933
Gain on sale of investment securities	—	—	—	76
Earnings on cash surrender value of BOLI	70	48	139	95
Other noninterest income	156	124	347	321
Total noninterest income	6,556	5,278	10,877	9,349
NONINTEREST EXPENSE
Salaries and benefits	5,358	4,216	10,223	8,166
Operations	1,396	1,128	2,771	2,091
Occupancy	610	456	1,178	891
Data processing	557	393	1,039	751
Gain on sale of OREO	(150)	—	(150)	—
Loan costs	638	417	1,074	750
Professional and board fees	524	423	989	790
Federal Deposit Insurance Corporation insurance	106	82	208	160
Marketing and advertising	207	145	351	275
Acquisition costs	4	—	389	—
Amortization of core deposit intangible	140	—	241	—
Impairment on servicing rights	215	1	214	—
Total noninterest expense	9,605	7,261	18,527	13,874
INCOME BEFORE PROVISION FOR INCOME TAXES	4,443	4,308	7,065	7,434
PROVISION FOR INCOME TAXES	1,608	1,514	2,569	2,570
NET INCOME	$2,835	$2,794	$4,496	$4,864
Basic earnings per share	$0.98	$0.94	$1.54	$1.65
Diluted earnings per share	$0.96	$0.93	$1.50	$1.63

FS Bancorp Q2 Earnings
July 27, 2016

KEY FINANCIAL RATIOS AND DATA (Unaudited)
(Dollars in thousands, except per share amounts)	At or For the Three Months Ended
PERFORMANCE RATIOS:	June 30, 2016	March 31, 2016	June 30, 2015
Return on assets (ratio of net income to average total assets) (1)	1.45%	0.86%	1.99%
Return on equity (ratio of net income to average equity) (1)	15.28	9.00	16.35
Yield on average interest-earning assets	4.88	4.76	5.80
Interest incurred on liabilities as a percentage of average
noninterest bearing deposits and interest-bearing liabilities	0.57	0.62	0.73
Interest rate spread information – average during period	4.31	4.14	5.07
Net interest margin (1)	4.34	4.19	5.14
Operating expense to average total assets	4.91	4.60	5.18
Average interest-earning assets to average interest-bearing
liabilities	137.47	133.97	127.23
Efficiency ratio (2)	65.57	73.47	59.67

	At or For the Six Months Ended
PERFORMANCE RATIOS:	June 30, 2016	June 30, 2015
Return on assets (ratio of net income to average total assets) (1)	1.15%	1.80%
Return on equity (ratio of net income to average equity) (1)	12.15	14.56
Yield on average interest-earning assets	4.82	5.78
Interest incurred on liabilities as a percentage of average
noninterest bearing deposits and interest-bearing liabilities	0.60	0.73
Interest rate spread information – average during period	4.22	5.05
Net interest margin (1)	4.26	5.12
Operating expense to average total assets	4.76	5.14
Average interest-earning assets to average interest-bearing
liabilities	135.69	126.91
Efficiency ratio (2)	69.15	61.64

ASSET QUALITY RATIOS AND DATA:	June 30, 2016	March 31, 2016	June 30, 2015

Non-performing assets to total assets at end of period (3)	0.08%	0.11%	0.18%
Non-performing loans to total gross loans (4)	0.11	0.11	0.23
Allowance for loan losses to non-performing loans (4)	1,443.71	935.62	673.83
Allowance for loan losses to gross loans receivable	1.60	1.57	1.57

CAPITAL RATIOS, BANK ONLY:
Tier 1 leverage-based capital	10.14%	9.90%	10.92%
Tier 1 risk-based capital	12.77	13.04	12.32
Total risk-based capital	14.02	14.29	13.57
Common equity Tier 1 capital	12.77	13.04	12.32
CAPITAL RATIOS, COMPANY ONLY:
Tier 1 leverage-based capital	9.11%	9.11%	12.60%
Total risk-based capital	12.78	13.31	15.59
Common equity Tier 1 capital	11.53	12.06	14.34

FS Bancorp Q2 Earnings
July 27, 2016

	At or For the Three Months Ended
PER COMMON SHARE DATA:	June 30, 2016		March 31, 2016		June 30, 2015
Basic earnings per share	$0.98		$0.56		$0.94
Diluted earnings per share	$0.96		$0.55		$0.93
Weighted average basic shares outstanding	2,887,525		2,947,841		2,962,302
Weighted average diluted shares outstanding	2,966,031		3,032,614		3,003,979
Common shares outstanding at period end	2,844,778	(5)	2,901,066	(6)	2,977,449	(7)
Book value per share using outstanding common shares	$26.73		$25.90		$23.80

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(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(3)	Non-performing assets consists of non-performing loans (which include non-accruing loans and accruing loans more than 90 days past due), foreclosed real estate and other repossessed assets.
(4)	Non-performing loans consists of non-accruing loans.
(5)	Common shares were calculated using shares outstanding of 3,056,107 at June 30, 2016, less 68,763 restricted stock shares, and 142,566 unallocated ESOP shares.
(6)	Common shares were calculated using shares outstanding of 3,149,296 at March 31, 2016, less 99,184 restricted stock shares, and 149,046 unallocated ESOP shares.
(7)	Common shares were calculated using shares outstanding at period end of 3,240,620 at June 30, 2015, less 94,684 restricted stock shares, and 168,487 unallocated ESOP shares.